Exhibit 5.6

January 9, 2020

Centennial Gas Liquids ULC

6120 South Yale, Suite 805

Tulsa, OK, USA 74136

Dear Ladies and Gentlemen:

Re:                             Centennial Gas Liquids ULC

We have acted as special Alberta counsel to Centennial Gas Liquids ULC (the Corporation) an Alberta unlimited liability corporation, in connection with the guarantee by, inter alios, the Corporation of certain obligations of NGL Energy Partners LP (the Partnership) and NGL Energy Finance Corp. (the Co-Issuer and together with the Partnership, the Issuers), under their 7.5% Senior Notes due 2026 that have not been registered under the Securities Act of 1993 (the Old Notes). Exchange notes (the Exchange Notes) are to be issued pursuant to an exchange offer (the Exchange Offer) dated as of the date hereof in exchange for the Old Notes and will have the same principal amount of the Old Notes with terms identical to the Old Notes except that the Exchange Notes will not be subject to restrictions on transfer, registration rights or liquidated damages. The Old Notes are, and the Exchange Notes will be, governed by the indenture dated as of April 9, 2019 (the Indenture), by and among, inter alios, the Partnership, the Co-Issuer, the subsidiaries of the Partnership party thereto, the Corporation and U.S. Bank National Association, as trustee (the Trustee).

A.                                    Jurisdiction

Our opinions below are expressed only with respect to the laws of the Province of Alberta (the Jurisdiction) and the laws of Canada applicable therein, and are expressed only as of the date hereof. Any reference to the laws of the Jurisdiction includes the laws of Canada that apply in the Jurisdiction.

B.                                    Scope of Examination

For the purposes of providing the opinions expressed in this letter we have reviewed copies of the following documents:

1.                                      an executed copy of the Indenture’ and

2.                                      the registration statement on Form S-4, filed by, inter alios, the Issuers with the United States Securities and Exchange Commission on January 9, 2020 (the Registration Statement), relating to the Exchange Offer, including the prospectus constituting a portion thereof.

In addition we have made such investigations, examined such certificates of public authorities, corporate and partnership records and other documents certified or otherwise identified to our satisfaction, and have considered such questions of law, as we considered necessary and appropriate as a basis for providing the opinions expressed herein, including:

3.                                      a certificate of an officer of the Corporation dated as of the date hereof (the Officer’s Certificate) attached hereto as Exhibit 1.

C.                                    Qualifications, Assumptions, Reliances and Limitations

The opinions expressed herein are subject to the following qualifications, assumptions, reliances and limitations:

1.                                      In respect of the opinion expressed in paragraph 1 below, we have relied exclusively on the certificate of status issued in respect of the Corporation pursuant to the Business Corporations Act (Alberta), attached as “Schedule A” to the Officer’s Certificate.

2.                                      In reviewing the agreements, indentures, certificates, records and other documents and instruments in connection herewith we have assumed the legal capacity of all individuals signing or otherwise endorsing the same, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents submitted to us as copies.

3.                                      We have assumed that all facts set forth in the Officer’s Certificate are true, complete and accurate.

4.                                      We have assumed that the Indenture has not been amended or otherwise modified.

5.                                      We have assumed that all facts set forth in the official public records, indices and filing systems and all certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate and continue to be complete, true and accurate as of the date of this opinion as if issued on this date.

D.                                    Opinions

On the basis of the foregoing and subject to the qualifications and limitations expressed herein, we are of the opinion that:

1.                                      The Corporation is a validly existing and subsisting unlimited liability corporation under the laws of the Province of Alberta.

2.                                      The Corporation has the corporate power and authority under the laws of Alberta to execute and deliver, and to incur and perform all of its obligations, under the Indenture.

3.                                      The Indenture has been duly authorized, executed and delivered by the Corporation.

E.                                    Administrative Matters

This opinion letter is rendered as of the date first set forth above, and we express no opinion as to circumstances or events which may occur subsequent to such date. We disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in any law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP